
Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Nine Months Ended September 30, 1996 and 1995


                                              Nine Months Ended
                                                September 30
                                         --------------------------
                                            1996            1995
                                         ----------      ----------
                                               (in Thousands)
Pretax income                            $ 147,732       $ 131,238
Add fixed charges:
  Interest on deposits                     244,512         212,953
  Interest on borrowings                    63,899          70,020
  Portion of rental expense
   representing interest expense             2,669           2,613
                                         ----------      ----------
      Total fixed charges                  311,080         285,586
                                         ----------      ----------
    Income before fixed charges          $ 458,812       $ 416,824
                                         ==========      ==========

Pretax income                            $ 147,732       $ 131,238
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                    63,899          70,020
  Portion of rental expense
   representing interest expense             2,669           2,613
                                         ----------      ----------
      Total fixed charges                   66,568          72,633
                                         ----------      ----------
    Income before fixed charges
     (excluding interest on deposits)    $ 214,300       $ 203,871
                                         ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits             1.47x           1.46x
  Excluding interest on deposits             3.22x           2.81x



